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                                                                    Exhibit 99.1

                                 [TRUSERV LOGO]

                                  PRESS RELEASE
                                        For more information, contact:
                                        Marie Sasso
                                        TruServ Corporation
                                        (773) 695-5489

                      TruServ Corp. Announces Departure of
          President and Chief Executive Officer Pamela Forbes Lieberman


CHICAGO, NOV. 2, 2004- TruServ Corporation announced today that Pamela Forbes Lieberman has resigned as president and chief executive officer at the request of the Board of Directors.

"While this has been a difficult decision, now is the right time for new leadership with greater operational experience necessary to implement the company's strategic plan and take advantage of the opportunities to grow sales, add members and become more competitive," TruServ Corporation's Chairman Bryan Ableidinger said.

The Board of Directors has named board member and veteran retailer Thomas S. Hanemann as interim CEO to lead the company's day-to-day operations and initiatives while the search for a successor is underway. Hanemann has more than 30 years of successful retailing experience, including growing AutoZone into the largest auto parts chain in the industry.

TruServ Corporation's Chairman Bryan Ableidinger will oversee the CEO transition with a goal of having a new chief executive officer in place as soon as possible in 2005.

"The entire TruServ team thanks Ms. Forbes Lieberman for her outstanding leadership to complete our financial turnaround," Ableidinger said.

"Working together, we've accomplished key goals, including putting TruServ on sound financial footing, building a strong and aggressive organization, introducing new programs and adding new members. Sales are strong, earnings are up and growth will continue under Tom Hanemann's guidance and into the future."

"I am extremely proud of our team's accomplishments in turning around TruServ, restoring it to sustainable profitability and cash flows and greatly reducing the outstanding debt. I deeply regret leaving the co-op and I have nothing but good wishes for its continued success," Forbes Lieberman said.

Forbes Lieberman was appointed chief executive officer in November 2001. She joined TruServ in March 2001 as chief financial officer and four months later became chief operating officer, as well.


TruServ Corporation, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with $2 billion in annual revenue. The TruServ cooperative includes approximately 6,100 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace, Induserve Supply and Commercial Sales. Additional information on TruServ and its retail identities is available at www.truserv.com.

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